University General Health System 2013 Revenue Increases 45% to $164 Million

Average Daily Census Improves by 53% Over Prior-Year Levels and Company Announces Operational Restructuring Plan

HOUSTON, TX -- (Marketwired - July 02, 2014) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health care delivery system, today announced its 2013 operating results, including a 44.8% improvement in total revenue, an improvement in average daily census of 52.9%, an increase in assets of $8.5 million, and a series of operational restructuring initiatives that have been designed to restore the Company's profitability in 2014. The Company will file its Form 10-K annual report with the SEC later today, in advance of an investor conference call that has been scheduled for Thursday, July 3, 2014 at 11:15 EDT to allow ample time for shareholders to review the SEC filing. Details on the conference call are provided later in this release.

FY2013 HIGHLIGHTS

  Total revenue for 2013 increased $50.8 million, or 44.8%, to $164.0 million, compared with $113.2 million for the year ended December 31, 2012. The revenue increase was primarily attributable to a 52.9% increase in average daily census at the Company's hospitals. The average daily census for the year ended December 31, 2013 totaled 59, compared with an average daily census of 39 for the year ended December 31, 2012. In addition, the number of patient days increased 56.2% to 20,539, versus 13,151 patient days in the previous year. Adjusted patient days increased 36.0% to 35,435 in 2013, from 26,055 in 2012. Net patient service revenue increased 35% to $137.5 million in the year ended December 31, 2013, compared with $101.8 million in the year ended December 31, 2012. These increases were primarily driven by the acquisition of the Dallas hospital. The significant increase in net patient service revenue also benefited from hospital outpatient department (HOPD) acquisitions completed during 2013.

  Hospital Segment revenue increased 44.3% to $148.3 million in 2013, compared with $102.8 million in 2012. The revenue increase was primarily attributable to a 51.3% increase in average daily census.

  Net revenue in the Senior Living Segment increased 2.8% to approximately $8.1 million in 2013, versus approximately $7.9 million in 2012. This reflects an average revenue per unit occupied of $3,169 in 2013, compared with an average revenue per unit occupied of $3,096 in 2012. These are blended rates of assisted living-dominant facilities, which include independent living and memory care units. The senior living properties reported an overall average occupancy in excess of 92.9% in 2013, compared with 93.1% in 2012. This was higher than the senior living industry's national average occupancy of 89.7% for combined properties, as reported by the National Investment Center for the Seniors Housing (NIC) for the year 2013.

  Support Services Revenue, net of intercompany revenue and management fees, totaled approximately $7.5 million in 2013, versus approximately $2.5 million in 2012. A net operating loss of approximately $1.6 million was recorded by the Support Services Segment in 2013, compared with a net operating loss of $0.1 million in the previous year. The 200% increase in revenue was due to an increase in the number of new clients, coupled with acquisitions completed in 2013.

  Net patient revenue, before provision for doubtful accounts, from Medicare and Medicaid accounted for approximately 26.9% and 30.0% of total net patient revenue in 2013 and 2012, respectively. Revenue from managed care contracts and other third-party payors and self-pay (which was 1.6%) accounted for approximately 73.1% and 70.0% of net patient revenue in 2013 and 2012, respectively.

  The provision for doubtful accounts rose to 16.1% at the end of 2013 from 8.1% at December 31, 2012, primarily due to a change in accounts receivable recognition. The Company expects this to normalize in 2014 to a more industry-consistent level, due to changes in accounts receivable (A/R) recognition and modifications within revenue cycle management, which will allow for easier auditing of revenues and Net A/R, and the implementation of better management tools.

  Total assets increased 4.9% to $183.3 million as of December 31, 2013, compared with $174.8 million at December 31, 2012, due primarily to acquisitions in 2013.

  Net days in accounts receivables improved to 56 as of December 31, 2013, versus 73 at December 31, 2012.

  Shareholders' equity declined by $17.3 million, from $10.7 million on December 31, 2012 to a negative $6.6 million in December 31, 2013, primarily due to the acquisition of UGH-Dallas, along with several one-time expenses and write-downs that are identified below.

  Adjusted EBITDA declined to ($4.4) million in 2013, versus $29.5 million in 2012. (Adjusted EBITDA is a non-GAAP measure that is reconciled with GAAP results in a table at the end of this press release).

  An operating loss of approximately $17.1 million was recorded in 2013, versus operating income of approximately $19.1 million in the previous year, primarily due to the acquisition of UGH-Dallas and expenses related to certain marketing initiatives that are being discontinued.

  The Company recorded a net loss attributable to common shareholders of ($35.7 million), or ($0.10) per share, in the most recent year, compared with a net loss attributable to common shareholders of ($4.0 million), or ($0.01) per share, in 2012,

  A Summarization of Financial Performance by Business Segment (Adjusted EBITDA Summary - in $ millions):

Hospital Segment
  UGH - Houston                   $ 19.7
  UGH - Dallas                    $ (8.2)
  ER Services                     $ (0.8)
  Management Services             $(12.7)
  Ancillary Services              $  1.2
  Physician Services              $ (0.8)
  UGHS, Inc.                      $ (4.6)
                                  ------
    Total                         $ (6.2)
Senior Living:                       1.6
Support Services:                 $ (1.0)
                                  ------
    Total Operating EBITDA        $ (5.6)
Other Non-Operating Adjustments   $  1.2
                                  ------
    Total Adjusted EBITDA         $ (4.4)

  Other Expense Items (in $ millions), many of which are non-recurring or have been eliminated for 2014 :

Medicare Recovery Adjustment    $ 1.26
Self-Funded Health Claims       $ 0.65
Siemens Lawsuit Accrual         $ 2.10
Cost Report Adjustments         $ 0.60
Application of A/R Methodology  $ 5.50
Audit Fees                      $ 0.40
Marketing Initiatives           $ 3.50
Management Services             $ 2.67
Late Fees/Penalties             $ 5.00
Preferred Shareholder Fees      $ 0.94
                                ------
  Total Other Expense Items     $22.62

MANAGEMENT COMMENTS

"Our 45% increase in total revenue during 2013 was primarily attributable to an increase in the number of adjusted patient days and an increase in the number of surgeries performed," commented Dr. Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "We are very pleased to have recently achieved in-network status with United and Humana, two large third-party payors, and believe the value of these relationships will be reflected in our 2014 performance. The Company is confident that the effects of MNRP (Maximum Non-Network Reimbursement Plans) will continue to put downward pressure on out-of-network providers, and thus negotiations with major third-party payors will remain a high priority and necessary to the Company's future success. Nonetheless, we acknowledge that our greatest challenges in 2013 involved the amount of human and financial capital expended on our acquisition of the UGH-Dallas hospital and the slower-than-expected turnaround we have experienced at that facility. This has taken a significant toll on our financial performance, which we expect to improve in 2014."

"We have embarked upon a restructuring of our management team and refocused our priorities on organic growth within the system versus additional acquisitions, which have historically resulted in hospital outpatient department integration challenges," continued Chahadeh. "We have also focused on consolidation of our debt, to prepare for a more global refinancing in the future. The performance of our flagship Houston hospital remains stable, and the facility has recorded revenue increases while implementing a $1,000,000 reduction in monthly expenses from January to June 2014. As a Company, we have learned much from our rapid expansion and are determined to address the issues that resulted in a deterioration in our financial position during 2013."

OPERATIONAL RESTRUCTURING PLAN

"Our financial performance during 2013 reflected many challenges that we have addressed during the first half of 2014 and will continue to focus on throughout the balance of the year," added Chahadeh. "We have outlined below some of management's strategic restructuring accomplishments, most of which were implemented in the second quarter."

  Dallas Hospital: Management has refocused its efforts on the core business of the hospital, while maintaining a successful gero-psych outpatient program and many of the existing hospital outpatient departments. Management believes the changes implemented will reduce the hospital's operating losses by over 50% in 2014. Management is also exploring opportunities for partnerships that can mitigate losses while continuing to provide all necessary services within the market.
  All Hospital Outpatient Departments (HOPDs) have been evaluated relative to resource productivity, and those that are non-core or non-performing have been or will be eliminated or restructured.
  Houston Hospital: Management has implemented cost containment measures that have already reduced expenses by over $1 million per month since January 2014. Revenue at UGH-Houston continued to increase during the first half of the current year.
  Significant salary reductions have been implemented for all Executive Staff, and all of the previous non-cash executive compensation (9.6 million shares), which was subject to substantial risk of forfeiture, has been redeemed into treasury as of 12/31/2013. In addition the Company has implemented a reduction in force of all non-essential personnel.
  The Company believes it has secured financing that addresses the growth in accounts payable and resolves outstanding payroll tax liabilities.
  All non-core business segments are being examined to determine if dispositions would provide greater liquidity to the Company without a negative impact upon core hospital operations.
  Management intends to refinance existing debt, while providing additional liquidity to support the anticipated turnaround in existing operations.
  Ms. Kris Trent will be appointed Interim Chief Financial Officer, replacing Michael Griffin, who will continue to serve in business development. Ms. Trent will also oversee the treasury management function, while streamlining the Company's ability to file its required Securities and Exchange Commission quarterly and annual reports in a timely fashion. The Company also will be addressing treasury management as part of an overall restructuring of financial reporting systems. The accounting and information technology teams are working diligently to correct material weaknesses in revenue cycle management, while strengthening internal controls. The Company is hopeful that the Form 10-Qs for the first and second quarters will be filed in early August.

"These measures are significant and reflect our commitment to shareholders as we focus on improving University General's operating and financial performance in 2014," concluded Chahadeh.

Investor Conference Call

Management of University General Health System will host a conference call on Thursday, July 3, 2014 at 11:15 a.m. EDT. Shareholders and other interested parties may participate in tomorrow's conference call by dialing 877-374-8416 (international participants dial 412-317-6716) and requesting participation in the "University General Health System Conference Call" at least five minutes before 11:15 am EDT.

A replay of the conference call will be available one hour after the call through Thursday, July 10, 2014 at 9:00 a.m. EDT by dialing 877-344-7529 (international participants dial 412-317-0088) and entering the conference ID # 10048817.

NON-GAAP FINANCIAL MEASURES (ADJUSTED EBITDA)

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP. Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to the financing and capitalization of the business. The Company defines Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale of assets, depreciation and amortization (including non-cash impairment charges), amortization of deferred gains, and non-cash stock-based compensation expense.

The Company believes Adjusted EBITDA is useful to investors in evaluating its performance, results of operations and financial position for the following reasons:

  It is helpful in identifying trends in day-to-day performance because the items excluded have little or no significance to day-to-day operations;
  It provides an assessment of controllable expenses and affords management the ability to make decisions that are expected to facilitate meeting current financial goals and achieve optimal financial performance; and
  It is an indication of whether adjustments to current spending decisions are necessary.

ABOUT UNIVERSITY GENERAL HEALTH SYSTEM, INC.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers physician-centric, high quality patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, multiple ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics, and a hyperbaric wound care center in the Houston and Dallas metropolitan areas. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

FORWARD-LOOKING STATEMENTS

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

(Financial Highlights Follow)

                   University General Health System, Inc.
                        Consolidated Balance Sheets

                                                       December 31,
                                               ----------------------------
                                                    2013           2012
                                               -------------  -------------
                    ASSETS
Current Assets
Cash and cash equivalents                      $   1,708,898  $   1,188,230
Accounts receivable, less allowance for
 doubtful accounts of $36,802,691 and
 $21,422,475                                      23,102,262     20,941,005
Inventories                                        2,447,567      1,458,089
Prepaid expenses and other assets                  6,635,294      3,986,378
Current deferred taxes                             1,146,358      1,729,150
                                               -------------  -------------
  Total Current Assets                            35,040,379     29,302,852

Long-Term Assets
Property, equipment and leasehold
 improvements, net                                98,883,912     96,965,889
Intangible assets, net                             4,499,653      5,919,000
Deferred tax assets                                        -        659,405
Goodwill                                          42,613,953     39,271,829
Other non-current assets, net                      2,227,366      2,721,587
                                               -------------  -------------
  Total Long-Term Assets                         148,224,884    145,537,710

                                               -------------  -------------
  Total Assets                                 $ 183,265,263  $ 174,840,562
                                               =============  =============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable                               $  21,696,595  $   9,699,411
Payables to related parties                        2,131,730      2,133,053
Accrued expenses                                  21,280,028     11,938,589
Payroll taxes payable                              5,852,673      1,610,836
Income tax payable                                14,604,353     11,813,198
Deferred revenue                                     400,126        238,846
Notes payable, current portion                    24,369,226     26,089,305
Notes payable to related parties, current
 portion                                           1,165,873      1,853,380
Capital lease obligations, current portion           859,862        826,800
Derivative liability                                 516,650      4,897,053
                                               -------------  -------------
  Total Current Liabilities                       92,877,116     71,100,471

Long-Term Liabilities
Line of credit                                    20,072,926     12,579,933
Notes payable, less current portion               41,654,523     46,947,860
Deferred taxes                                     1,236,700              -
Capital lease obligations, less current
 portion                                          31,069,580     30,928,491
                                               -------------  -------------
  Total Long-Term Liabilities                     94,033,729     90,456,284

Total Liabilities                                186,910,845    161,556,755

Commitments and contingencies

Series C, convertible preferred stock, $0.001
 par value, 20,000,000 shares authorized,
 3,396 and 3,379 shares issued and
 outstanding, respectively ($1,000 stated         2,971,221      2,566,308
 value)

Shareholders' Equity (Deficit)
Preferred, par value $0.001, 20,000,000 shares
 authorized, Preferred stock Series B - 3,000
 shares issued and outstanding                             3              3
Common stock, par value $0.001, 480,000,000
 shares authorized, 377,223,630 and
 343,459,294 shares issued and outstanding,
 respectively                                        371,224        343,459
Additional paid-in-capital                        83,916,725     65,419,774
Shareholders' receivables                         (2,539,667)    (2,828,251)
Accumulated deficit                              (93,057,957)   (57,186,915)
                                               -------------  -------------
  Total shareholders' equity (deficit)           (11,309,672)     5,748,070
Noncontrolling interest                            4,692,869      4,969,429
                                               -------------  -------------
  Total equity (deficit)                          (6,616,803)    10,717,499
                                               -------------  -------------
  Total Liabilities and Shareholders' Equity
   (Deficit)                                   $ 183,265,263  $ 174,840,562
                                               =============  =============

                   University General Health System, Inc.
                     Consolidated Statements of Income

                                                  Year Ended December 31,
                                               ----------------------------
                                                    2013           2012
                                               -------------  -------------
Revenues
  Patient service revenues, net of contractual
   adjustments                                 $ 163,935,735  $ 112,184,538
  Provision for doubtful accounts                (26,392,248)   (10,384,706)
                                               -------------  -------------
  Net patient service revenue less provision
   for doubful accounts                          137,543,487    101,799,832
  Senior living revenues                           7,922,924      7,712,750
  Support services revenues                        7,477,014      2,501,449
  Other revenues                                  11,045,561      1,209,227
                                               -------------  -------------
    Total revenues                               163,988,986    113,223,258

Operating expenses
  Salaries, wages and benefits                    77,569,460     39,627,334
  Medical supplies                                28,669,728     16,194,606
  General and administrative expenses
   (includes related party expenses of
   $2,327,050 and $1,921,501, respectively)       63,379,990     32,766,205
  Gain on extinguishment of liabilities                    -     (3,644,068)
  Depreciation and amortization (includes
   related party expenses of $0 and $685,162,
   respectively)                                  11,476,315      9,215,713
                                               -------------  -------------
    Total operating expenses                     181,095,493     94,159,790
                                               -------------  -------------
Operating income (loss)                          (17,106,507)    19,063,468
Other income (expense)
Interest expense, net of interest income of
 $141,047 and $85,000 (includes related party
 interest expense $131,277 and $2,289,287)        (7,100,683)    (6,111,582)
Other income (expense)                             1,591,711       (381,026)
Direct investor expense                           (4,918,121)    (6,853,356)
Change in fair market value of derivatives        (2,019,076)    (4,937,170)
                                               -------------  -------------
Income (loss) before income tax                  (29,552,676)       780,334
  Income tax expense                               5,270,052      4,564,195
                                               -------------  -------------
Loss before noncontrolling interest              (34,822,728)    (3,783,861)
Net income attributable to noncontrolling
 interests                                           276,560        363,531
                                               -------------  -------------
Net loss attributable to the Company           $ (34,546,168) $  (3,420,330)
                                               =============  =============

Less: Cash dividend-Convertible Preferred C
 Stock                                              (141,740)       (46,921)
Less: Accretion non-cash dividend-Convertible
 Preferred C Stock                                (1,019,789)      (512,190)

                                               -------------  -------------
Net loss attributable to common shareholders   $ (35,707,697) $  (3,979,441)
                                               =============  =============

Basic and diluted loss per share data:

  Basic loss per common share                  $       (0.10) $       (0.01)
                                               =============  =============

  Basic weighted average shares outstanding      358,688,151    311,995,342
                                               =============  =============

  Diluted loss per common share                $       (0.10) $       (0.01)
                                               =============  =============

  Diluted weighted average shares outstanding    358,688,151    311,995,342
                                               =============  =============

                   University General Health System, Inc.
                   Consolidated Statements of Cash Flows

                                                  Year Ended December 31,
                                               ----------------------------
                                                    2013           2012
                                               -------------  -------------
Cash flows from operating activities:
Net loss                                       $ (34,822,728) $  (3,783,861)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
  Depreciation and amortization                   11,476,315      9,215,713
  Provision for doubtful accounts                 26,392,248     10,384,706
  Gain on sale of assets and other, net            1,700,411        (37,451)
  Gain on extinguishment of liabilities                    -     (3,644,068)
  Deferred income tax expense (benefits)           2,478,897     (2,388,555)
  Compensation expense                               180,000              -
  Warrants issuance costs                                  -        392,609
  Direct investor expense                          4,918,122      6,853,356
  Change in fair market value of derivatives       2,019,076      4,937,170
Net changes in operating assets and
 liabilities:
  Accounts receivable                            (28,553,505)   (18,869,744)
  Related party payables                              (1,323)       298,729
  Inventories                                       (989,478)       484,349
  Prepaid expenses and other assets                 (593,129)    (2,108,971)
  Accounts payable, accrued expenses and taxes
   payable                                        24,762,947      6,583,479
  Deferred revenues                                  161,280        (76,030)
                                               -------------  -------------
    Net cash provided by operating activities      9,129,133      8,241,431
                                               -------------  -------------
Cash flows from investing activities:
  Additions and acquisitions to property,
   equipment and leasehold improvements           (7,286,545)    (5,850,056)
  Business acquistions, net of cash acquired      (2,055,245)    (2,180,203)
  Investments in unconsolidated affiliates           (65,000)      (249,493)
                                               -------------  -------------
    Net cash used in investing activities         (9,406,790)    (8,279,752)
                                               -------------  -------------
Cash flows from financing activities:
  Proceeds from revolving credit facility
   borrowings                                    113,993,564     39,253,933
  Payments of revolving credit facility
   borrowings                                   (106,500,571)   (26,674,000)
  Distributions to noncontrolling interests                -       (172,762)
  Issuance of common stock                         2,200,000      5,403,832
  Issuance of preferred stock                      2,974,181      3,794,669
  Dividend paid on Preferred C Convertible
   Stock                                            (163,345)      (158,444)
  Borrowings under notes payable                   5,245,341     12,890,617
  Payments on notes payable                      (15,355,934)   (16,945,280)
  Payments on debt issuance costs                          -     (1,511,251)
  Borrowings under notes payable to related
   party                                             191,493         34,976
  Payments on notes payable to related party        (879,000)      (453,057)
  Payments on capital leases                        (907,404)    (6,323,675)
  Payments on line of credits                              -     (8,451,025)
                                               -------------  -------------
    Net cash provided by financing activities        798,325        688,533
                                               -------------  -------------

Net increase in cash and cash equivalents            520,668        650,212
Cash and cash equivalents:
  Beginning of period                              1,188,230        538,018
                                               -------------  -------------
  End of period                                $   1,708,898  $   1,188,230
                                               =============  =============
Supplemental disclosures of cash flow
 information:
  Interest paid                                $   6,679,064  $   6,194,924
  Income taxes paid                            $           -  $     385,966
Supplemental noncash investing activities:
  Property and equipment additions financed    $   1,081,555  $     819,236
Supplemental noncash financing activities:
  Noncash consideration paid for acquisitions  $   3,123,651  $  37,164,490
  Issuance of common stock                     $   1,794,903  $   1,237,682
  Transfer from related party and account
   payables to debt obligations                $           -  $   2,510,836
  Issuance on conversions of preferred stock   $   2,892,735  $   1,324,600
  Derivative ceases to exist                   $  11,637,078  $   7,702,031
  Dividend on Preferred C Convertible Stock    $     141,740  $      46,921

                                                 Adjusted EBITDA 2013
                                           Twelve Months Ended December 31,
                                                 2013             2012
                                           ---------------  ---------------
Net loss attributable to the Company       $   (34,546,168) $    (3,420,330)
Income expense attributable to non-
 controlling interests                            (276,560)        (363,531)
Provision (benefit) for income taxes             5,270,052        4,564,195
Other non-operating expense (income)            (1,591,711)         381,026
Interest expense:
  Debt and lease obligations                     6,679,064        6,196,582
Interest income                                   (141,047)         (85,000)
Direct investor expense                          4,918,121        6,853,356
Change in fair value of derivatives              2,019,076        4,937,170
Depreciation and amortization                   11,476,315        9,215,713
Non-Cash Investor Transactions                   1,794,903        1,237,682
                                           ---------------  ---------------
Adjusted EBITDA                            $    (4,397,955) $    29,516,863
                                           ===============  ===============

For Additional Information, Please Contact:
Donald Sapaugh
President
(713) 375-7557 x 105
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(830) 693-4400
info@rjfalkner.com